AGREEMENT BY AND BETWEEN
Carver Federal Savings Bank
New York, New York
and
The Comptroller of the Currency
Carver Federal Savings Bank, New York, New York ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller" or "OCC") wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller has found unsafe or unsound banking practices, including those relating to strategic and capital planning, concentration risk management, and board and management oversight at the Bank, and violations of law relating to Bank Secrecy Act ("BSA") internal controls and BSA officer requirements at the Bank.
In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors ("Board"), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.

ARTICLE I
JURISDICTION
(1)This Agreement shall be construed to be a "written agreement entered into with the agency" within the meaning of 12 U.S.C. § 1818(b)(1).
(2)This Agreement shall be construed to be a "written agreement between such depository institution and such agency" within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
(3)This Agreement shall be construed to be a "formal written agreement" within the meaning of 12 C.F.R. § 5.51(c)(7)(ii). See 12 U.S.C. § 1831i.
(4)This Agreement shall be construed to be a "written agreement" within the meaning of 12 U.S.C. § 1818(u)(1)(A).

ARTICLE II

COMPLIANCE COMMITTEE
(1)Within thirty (30) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which at least two (2) shall not be employees, former employees, or controlling shareholders of the Bank or any of its affiliates (as the term "affiliate" is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be immediately submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.

(2)The Compliance Committee shall meet at least monthly.

(3)Within thirty (30) days of the date of this Agreement and thereafter within thirty (30) days of the end of each calendar quarter, or within such other time period as required by the Assistant Deputy Comptroller in writing, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)
a description of the actions needed to achieve full compliance with each Article of this Agreement, identification of Bank personnel responsible for implementing the corrective actions, and the timeframes for completing the corrective actions;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.

(4)The Board shall forward a copy of the Compliance Committee's report, with any additional written comments by the Board, to the Assistant Deputy Comptroller within fifteen (15) days of receiving such report.

ARTICLE III
BOARD AND MANAGEMENT SUPERVISION
(1)Within ninety (90) days of the date of this Agreement, the Board shall develop, adopt, implement and thereafter adhere to a written program to provide for effective Board and management supervision of the Bank. The program shall address the weaknesses in Board supervision as identified in the most recent Report of Examination ("ROE") and at a minimum, shall include:

(a)
a director education program to address identified weaknesses in the supervision of the Bank as described in the most recent ROE, any subsequent ROE, or in any external or internal evaluations, assessments, reports or reviews;

(b)	a periodic evaluation of the Board's performance in fulfilling their duties as directors and a process to immediately address identified weaknesses;

(c)
a periodic assessment of information that management provides to the Board to ensure that the Board receives adequate information from management on the operations of the Bank to enable the Board to effectively supervise the Bank and fulfill their fiduciary duties;

(d)	requirements to ensure that the Board's actions and decisions are appropriately, adequately and timely documented; and

(e)
a performance appraisal program for evaluating the performance of each member of the Bank's management team according to the position's description and responsibilities and for measuring performance against the Bank's goals and objectives.

(2)     The Board shall forward a copy of the written program required by paragraph (1) of this Article to the Assistant Deputy Comptroller within ten (10) days of completion.

ARTICLE IV
STRATEGIC PLAN
(1)     Within sixty (60) days of the date of this Agreement, the Board shall prepare and forward to the Assistant Deputy Comptroller for review, pursuant to paragraph three (3) of this Article, a written Strategic Plan for the Bank that is acceptable to the Assistant Deputy Comptroller, covering at least a three-year period. The Bank's written Strategic Plan shall address all corrective actions related to strategic planning as identified in the most recent ROE and shall include a projection of major balance sheet and income statement components. The Strategic Plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, concentrations, liability structure, capital and liquidity adequacy, together with strategies to achieve those objectives and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished over the short and long term, including key financial indicators and risk tolerances;

(c)	specific business strategies and appropriate execution plans to achieve strategic goals and objectives;

(d)	realistic and comprehensive budget and profit plans that correspond to the Strategic Plan's goals and objectives;

(e)
an assessment of relevant risks to the Bank, including compliance, operational, information technology, and personnel risks, as well as the Bank's strengths, weaknesses, opportunities, and threats that impact strategic goals and objectives;

(f)	an identification and prioritization of initiatives and opportunities, including timeframes that take into account the requirements of this Agreement;

(g)
an assessment of the Bank's processes, personnel and control systems, as well as the processes in place to ensure the Bank has sufficient and adequate processes, personnel and control systems, to effectively implement and adhere to the Strategic Plan and this Agreement;

(h)	a description of the systems and metrics designed to monitor the Bank's progress in meeting and thereafter adhering to the Strategic Plan's goals and objectives, including periodic review by the Board; and

(i)
assigned responsibilities and accountability for the strategic planning process, including development, implementation, and adherence within the timeframes consistent with the requirements of this Article.

(2)At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the Strategic Plan and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. The Board shall forward a copy of these quarterly written evaluations and Board meeting minutes to the Assistant Deputy Comptroller within thirty (30) days of completion of its written evaluation.

(3)Prior to adoption by the Board, a copy of the Strategic Plan and any subsequent amendments or revisions thereto shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. The Board shall review and revise the Strategic plan at least annually, no later than April 1 each year, and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing, to cover at least the next three-year period. At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the Strategic Plan and any amendments or revisions thereto.

(4)The Bank may not initiate any action that deviates significantly from the Strategic Plan (that has received a written determination of no supervisory objection from the Assistant Deputy Comptroller and that has been adopted by the Board), without a written determination of no supervisory objection from the Assistant Deputy Comptroller. The Board must give the Assistant Deputy Comptroller at least thirty (30) days advance, written notice of its intent to deviate significantly from the Strategic Plan along with an assessment of the impact of such changes on the Bank's condition, including profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed significant deviation from the Strategic Plan. For purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank's marketing strategies, products and services, marketing partners, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank's operations or financial performance, or any other changes in personnel, operations, or external factors that may have a material impact on the Bank's operations or financial performance.

(5)Until the Strategic Plan required under this Article has been submitted by the Bank for the Assistant Deputy Comptroller's review, has received a written determination of no supervisory objection from the Assistant Deputy Comptroller, and is being implemented by the Bank, the Bank shall not significantly deviate from the products, services, asset composition and size, funding sources, structure, operations, policies, procedures, and markets of the Bank that existed before this Agreement without first obtaining the Assistant

Deputy Comptroller's prior written determination of no supervisory objection to such significant deviation. Any request to the Assistant Deputy Comptroller for prior written determination of no supervisory objection to a significant deviation must be submitted in writing to the Assistant Deputy Comptroller at least thirty (30) days in advance of the significant deviation, along with an assessment of the impact of such change on the Bank's condition, including a profitability analysis and an evaluation of the adequacy of the Bank's organizational structure, management, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the proposed change.

ARTICLE V
CAPITAL PLAN
(1)     Within thirty (30) days of the date of this Agreement, the Board shall develop and adopt, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to an effective internal capital planning process to assess the Bank's capital adequacy in relation to its overall risks and to ensure maintenance of appropriate capital levels. The capital planning process shall be consistent with OCC Bulletin 2012-16 (Capital Planning) (June 7, 2012), and shall ensure the integrity, objectivity, and consistency of the process through adequate governance. The Board shall document the initial capital planning process and thereafter review and document the capital planning process at least annually or more frequently if requested by the Assistant Deputy Comptroller in writing.

(2)Within ninety (90) days of the date of this Agreement, the Board shall prepare and forward to the Assistant Deputy Comptroller for review, pursuant to paragraph three (3) of this Article, a written Capital Plan for the Bank, consistent with the Strategic Plan pursuant to Article IV, covering at least a three-year period. The written Capital Plan shall address all corrective actions related to capital planning and the Bank's capital plan as identified in the most recent ROE and, at a minimum:

(a)	include specific plans for the maintenance of adequate capital;

(b)	identify and evaluate all material risks;

(c)	determine the Bank's capital needs in relation to material risks and strategic direction consistent with the Strategic Plan pursuant to Article IV;

(d)	identify and establish a strategy to strengthen capital if necessary and establish a contingency or back-up capital plan commensurate with the Bank's overall risk and complexity;

(e)	include detailed quarterly financial projections; and

(f)	include specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Agreement that will have an impact on the Bank's capital.

(3)Prior to adoption by the Board, a copy of the Bank's written Capital Plan, and any subsequent amendments, revisions, or updates, shall be submitted to the Assistant Deputy Comptroller for prior written determination of no supervisory objection.
The Board shall review and update the Bank's written Capital Plan, at least annually and more frequently if required by the Assistant Deputy Comptroller in writing, to cover the next three-year period. Subsequent amendments or revisions to the Bank's written Capital Plan shall be submitted to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection. At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the written Capital Plan and any amendments or revisions thereto.

(4)     At least quarterly, the Board shall:

(a)
review financial reports and earnings analyses that evaluate the Bank's performance against the goals and objectives established in the Capital Plan, as well as the Bank's written explanation of significant differences between the actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items; and

(b)
prepare a written evaluation of the Bank's performance against the written Capital Plan, which shall include a description of the actions the Board will require the Bank to take to address any deficiencies.

The Board's review and preparation of the written evaluation shall be documented in the Board meeting minutes. The Board shall forward a copy of these quarterly written evaluations and Board meeting minutes to the Assistant Deputy Comptroller within thirty (30) days of completion of its written evaluation.

ARTICLE VI
COMMERCIAL REAL ESTATE CONCENTRATION RISK MANAGEMENT
(1)     Within sixty (60) days of the date of this Agreement, the Board shall prepare and forward to the Assistant Deputy Comptroller for review, pursuant to paragraph two (2) of this Article, a written commercial real estate ("CRE") concentration risk management program that addresses all corrective actions related to concentrations of CRE as identified in the most recent ROE and is consistent with the guidance set forth in OCC Bulletin 2006-46 (Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices) (December 6, 2006). The CRE concentration risk management program shall, at a minimum, include:

(a)	the development of CRE concentration limits and a strategy to reduce any non-conforming concentration type or sub-type consistent with such limits;

(b)	policy guidelines and an overall CRE lending strategy, including actions required when the Bank approaches the limits of its CRE guidelines;

(c)	procedures and controls to effectively adhere to and monitor compliance with the Board established concentration limits;

(d)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by CRE concentrations;

(e)
procedures to periodically review, and revise, as appropriate and consistent with the requirements of this Article, risk exposure limits and sub-limits to conform to any changes in the Bank's strategies and to respond to changes in market conditions;

(f)	procedures to include realistic projections for the value and marketability of assets under stressed scenarios when assessing the Bank's CRE limits;

(g)	procedures to consider the results of portfolio stress testing in evaluating the adequacy of the Bank's Allowance for Loan and Lease Losses; and

(h)	procedures to ensure that management is held accountable for adhering to the Bank's CRE concentration risk management program, including the concentration limits.
(2)Prior to adoption by the Board, a copy of the CRE concentration risk management program and any subsequent amendments or revisions thereto shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection. The Board shall review and revise the CRE concentration risk management program at least annually and more frequently if necessary or if required by the Assistant Deputy Comptroller in writing. At the next Board meeting following receipt of the Assistant Deputy Comptroller's written determination of no supervisory objection, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the CRE concentration risk management program and any amendments or revisions thereto.

ARTICLE VII
BSA PROGRAM OF INTERNAL CONTROLS
(1)     Within thirty (30) days of the date of this Agreement, Board shall revise and adopt, and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to a comprehensive written program of internal control policies and procedures to ensure ongoing compliance with the BSA as required by 12 C.F.R. § 21.21(d)(1). These policies and procedures shall address all corrective actions related to a BSA system of internal controls as identified in the most recent ROE and shall, at a minimum, include:

(a)	effective customer due diligence and enhanced due diligence processes at account opening and on an ongoing basis;

(b)	adequate methodology for properly risk rating customer accounts at account opening and on an ongoing basis;

(c)	effective evaluations and investigations of suspicious activity system alerts;

(d)	effective suspicious activity investigation process; and

(e)	periodic validation of the Bank's automated BSA monitoring system settings.

ARTICLE VIII
BSA OFFICER AND STAFFING
(1)     The Board shall ensure, on an ongoing basis, that the Bank has a permanent, qualified, experienced,

and full-time BSA Officer who shall have sufficient authority, necessary resources, sufficient and qualified staff, and adequate time to coordinate and monitor compliance with the Bank's BSA program, including filing Suspicious Activity Reports ("SARs") and Currency Transactions Reports ("CTRs"). In the event that the Bank's BSA Officer position is vacated, the Board shall appoint and designate a new permanent, qualified, experienced, and full-time BSA Officer within ninety (90) days of the vacancy. The Board shall retain documentation of its decision making process regarding the appointment and designation of any new BSA Officer.
(2)    The Board shall ensure that the Bank's BSA Officer provides the Board with periodic reports addressing, at a minimum:
(a)the overall status of the Bank's BSA program;
(b)the Bank's BSA risk profile;
(c)the effectiveness of the Bank's BSA internal controls; and
(d)the effectiveness of the Bank's BSA staff.
The Board shall document each periodic report in the Board meeting minutes.

(3)Within ninety (90) days of the date of this Agreement and at least annually thereafter, or more frequently if necessary or if required by the Assistant Deputy Comptroller in writing, the Board shall review and evaluate the performance of the Bank's BSA Officer to determine whether that officer has sufficient authority, necessary resources, sufficient and qualified staff, and adequate time to coordinate and monitor compliance with the Bank's BSA program, including filing SARs and CTRs. The Board shall take immediate and effective action to correct any deficiencies identified in each such review and evaluation. The Board shall document its review and evaluation and any corrective actions in its Board meeting minutes. The Board shall forward a copy of these Board meeting minutes, along with all supporting documentation, to the Assistant Deputy Comptroller within thirty (30) days of completion of each review and evaluation required by this paragraph.

ARTICLE IX
BSA ACTION PLAN
(1)Within sixty (60) days of the date of this Agreement, the Bank shall submit to the Assistant Deputy Comptroller for a prior written determination of no supervisory objection a BSA Action Plan containing:

(a)	detailed remediation plans and corrective actions as specified in the most recent ROE required to correct the 12 C.F.R. §21.21(d)(1) and (d)(3)
violations and BSA deficiencies and achieve full compliance with Articles VII and VIII of this Agreement; and

(b)
specific dates by which the Bank will achieve each of the required BSA related corrective actions specified in the most recent ROE; such timeframes for completion of the corrective actions shall be consistent with any deadlines set forth in the Agreement, unless modified in writing by the Assistant Deputy Comptroller.

(2)Upon the Assistant Deputy Comptroller's issuance of a written determination of no supervisory objection to the BSA Action Plan, the Board shall adopt and the Bank, subject to Board review and ongoing monitoring, shall implement and thereafter adhere to the BSA Action Plan. In the event the Assistant Deputy Comptroller requires the Bank to revise the BSA Action Plan, the Bank shall promptly make and the Board shall approve necessary and appropriate revisions and resubmit the BSA Action Plan to the Assistant Deputy Comptroller for review and written determination of no supervisory objection.

(3)Following implementation, the Bank shall not take any action that will cause a significant deviation from, or material change to, the BSA Action Plan unless and until the Bank has received a prior written determination of no supervisory objection from the Assistant Deputy Comptroller. The Board shall ensure that the Bank achieves and thereafter maintains compliance with this Agreement, including, without limitation, successful implementation of the BSA Action Plan. In each instance in this Agreement in which the Board is required to ensure adherence to or undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a)	authorize and adopt such actions necessary for Bank management to perform its obligations and undertakings;

(b)	require timely reporting by Bank management of such actions directed by the Board under this Agreement;

(c)	require timely corrective action be taken in a timely manner for any non-compliance with such actions; and

(d)	follow-up timely and appropriately on non-compliance with such actions.

(4)At least monthly, the Board shall review the BSA Action Plan and evaluate the Bank's performance against the goals and objectives established in the BSA Action Plan. At least quarterly, the Board shall prepare a written evaluation of the Bank's performance against the BSA Action Plan, which shall include a description of the actions the Board will require management to take to address any shortcomings, which shall be documented in the Board meeting minutes.

(5) The BSA Action Plan must specify responsible personnel and overall staffing plans that are necessary to achieve and maintain compliance with 12 C.F.R. § 21.21(d)(1) and (d)(3) and with Articles VII and VIII of this Agreement.

ARTICLE X
CUSTOMER ACCOUNT AND TRANSACTION ACTIVITY REVIEW ("LOOK BACK")
(1)Within thirty (30) days of the date of this Agreement, the Bank shall submit an acceptable action plan to the Assistant Deputy Comptroller for a written determination of no supervisory objection for conducting an independent review of customer account and transaction activity ("Look Back") covering areas and dates to be approved in writing by the Assistant Deputy Comptroller. The purpose of the Look Back is to determine whether the Bank:

(a)	timely identified suspicious activity, and, if appropriate to do so, timely filed SARs in accordance with 12 C.F.R. § 21.11; and

(b)	timely identified currency transactions that required the filing of CTRs and timely filed such CTRs in accordance with 31 C.F.R. Chapter X, as amended.

(2)Within thirty (30) days of the completion of the Look Back, the written findings shall be reported to the Board, with a copy to the Assistant Deputy Comptroller. The report shall include, at a minimum, the Look Back scope, methodology, a list of customers with SARs that should be filed or amended, a list of customers with CTRs that should be filed or amended, a list of accounts that represent excessive risk for BSA/AML compliance, and a conclusion about the effectiveness of the Bank's suspicious activity monitoring. Within thirty (30) days of receiving the Look Back results, the Bank shall:

(a)	file SARs, in accordance with 12 C.F.R. § 21.11, for any previously unreported suspicious activity identified during the Look Back; and

(b)	file CTRs, in accordance with 31 C.F.R. Chapter X, as amended, for any previously unreported currency transactions identified during the Look Back as requiring CTRs.

(3) Based upon the results of the Look Back, the OCC, at its sole discretion, may expand the scope of the Look Back period. If an additional Look Back is deemed appropriate by the OCC in writing, the Bank shall complete the additional Look Back in accordance with this Article.

ARTICLE XI
OTHER PROVISIONS
(1)Although the Board has agreed that the Bank or the Board shall submit certain programs, plans and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for the proper and sound management of the Bank and the completeness and accuracy of the Bank's books and records.

(2)In each instance in this Agreement in which the Board or a Board committee is required to take action, ensure adherence to and undertake to perform certain obligations of the Board or the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)
ensure that the Bank has sufficient processes, management, personnel, and control systems to ensure implementation of and adherence to the programs developed pursuant to this Agreement, that Bank management and personnel have sufficient training and authority to execute their duties and responsibilities, including under this Agreement;

(b)	authorize, direct, and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(c)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(d)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(e)	require that corrective action be taken in a timely manner of any non-compliance with such actions.

(3)Each citation or referenced guidance included in this Agreement includes any subsequent guidance that replaces, supersedes, amends, or revises the cited law, regulation, or guidance.

(4)The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to this Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)Except as otherwise expressly provided herein, any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.

(6)If the Bank requires an extension of any timeframe within this Agreement, the Board shall submit a written request to the Assistant Deputy Comptroller asking for relief. Any written request submitted pursuant to this Article shall include a statement setting forth in detail the special facts and circumstances that prevent the Bank from complying with a provision within a timeframe specified in this Agreement and that require an extension of that timeframe. All such written requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Assistant Deputy Comptroller's written decision concerning a request for an extension of any timeframe within this Agreement is final and not subject to further review.

(7)This Agreement is intended to be, and shall be construed to be, a supervisory "written agreement entered into with the agency" as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller's exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

(8)It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.
(9)All reports or plans that the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded, by overnight mail or via email, to the following:

Assistant Deputy Comptroller
Comptroller of the Currency
1600 Plaza Five
185 Hudson Street
Jersey City, NJ 07311

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set her hand on behalf of the Comptroller.

/s/ Maureen T. Whalen                            May 24, 2016
Maureen T. Whalen                            Date
Associate Deputy Comptroller

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Ingrid LaMae deJongh Ingrid LaMae deJongh	May 24, 2016 Date
/s/ Colvin Grannum Colvin Grannum	May 24, 2016 Date
/s/ Robert Holland Robert Holland	May 24, 2016 Date
/s/ Pazel Jackson Pazel Jackson	May 24, 2016 Date
/s/ Lewis Jones Lewis Jones	May 24, 2016 Date
/s/ Kenneth Knuckles Kenneth Knuckles	May 24, 2016 Date
/s/ Michael Pugh Michael Pugh	May 24, 2016 Date
/s/ Janet Rolle Janet Rolle	May 24, 2016 Date
/s/ Robert Tarter Robert Tarter	May 24, 2016 Date
/s/ Susan Tohbe Susan Tohbe	May 24, 2016 Date
/s/ Deborah Wright Deborah Wright	May 24, 2016 Date